Exhibit 99.1

La Rosa Holdings Reports 155% Year-Over-Year Increase in Revenue to $51.7 Million for the First 9 Months of 2024; Surpassing Initial Revenue Guidance by Approximately $6.7 Million

Revenue for the Third Quarter of 2024 Increased 188% Year-Over-Year to $19.6 Million

Targeting $100 Million Annualized Revenue as 2024 Exit Run Rate

Celebration, FL – November 20, 2024 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for six agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today provided a business update and reported financial results for the third quarter ended September 30, 2024.

Key Financial Highlights

●	Total revenue increased 188% year-over-year to $19.6 million for the third quarter ended September 30, 2024 from $6.8 million for the third quarter ended September 30, 2023

●	Residential real estate services revenue increased $12.6 million to $16.5 million, or 328%, for the third quarter ended September 30, 2024 from $3.8 million for the third quarter ended September 30, 2023

●	Property management revenue increased by approximately $341 thousand to $2.9 million, or 14%, for the third quarter ended September 30, 2024 from $2.5 million for the third quarter ended September 30, 2023

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $34 thousand to $64 thousand, or 110% for the third quarter ended September 30, 2024 from $31 thousand for the third quarter ended September 30, 2023

●	Total revenue increased approximately 155% year-over-year to $51.7 million for the nine months ended September 30, 2024 from $20.3 million for the nine months ended September 30, 2023; surpassing initial revenue guidance by approximately $6.7 Million

●	Residential real estate services revenue increased $30.7 million to $42.6 million, or 259%, for the nine months ended September 30, 2024 from $11.9 million for the nine months ended September 30, 2023

●	Property management revenue increased by approximately $986 thousand to $8.2 million, or approximately 14%, in the nine months ended September 30, 2024 from $7.2 million for the nine months ended September 30, 2023

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $149 thousand to $249 thousand, or 148% for the nine months ended September 30, 2024 from $100 thousand for the nine months ended September 30, 2023

Q3 2024 Operational Achievements

●	Acquired seven real estate brokerage franchisees in the first nine months of 2024 fiscal year

●	Completed acquisition of Nona Title Agency LLC DBA Red Door Title

●	Announced intent to acquire real estate brokerage firm with over 950 agents and more than $19.0 million in revenue for 2023

●	Completed debt restructuring, improving the financial position and reducing debt under the notes by approximately 9.5%

Joe La Rosa, CEO of La Rosa, commented, “We’re pleased to report that revenue grew an impressive 188% in Q3 2024 comparing to Q3 2024 and approximately 155% for the first nine months of 2024 as compared to the same period of 2023. This performance was fueled by acquisitions of real estate brokerage franchisees and an increase in agent count. During the third quarter, we acquired Nona Title Agency, enabling us to offer title insurance services. We believe that this addition enhances our ability to provide seamless, end-to-end experiences for homebuyers and sellers, while positioning title services as a high-margin revenue stream projected to grow significantly in 2025.

“We are developing a transformative proptech company that empowers agents with state-of-the-art tools to deliver exceptional service and revolutionize the real estate experience through innovation and efficiency. At the heart of this initiative is our proprietary platform, My Agent Account, which we continually refine to give our agents a competitive edge, enhance productivity, and set new industry benchmarks. Our competitive revenue share model and agent-centric approach have been key drivers of our strong organic growth. Since June 1, 2024, we have successfully onboarded over 400 agents in just three months. We believe that it is a testament to the strength of our model and our ongoing commitment to empowering and supporting our expanding agent network. This growth underscores our focus on creating an environment where agents can thrive and achieve success.

“We are leveraging our momentum with ambitious plans for further growth. In addition to acquiring franchisees, we are exploring strategic acquisitions, including a recent Letter of Intent (LOI) to acquire a real estate brokerage generating $19 million in revenue in 2023, supported by a network of 950+ agents across multiple states. This aligns with our vision of providing technology-driven real estate solutions, expanding market reach, and delivering greater value to agents.

“Looking ahead, we anticipate an annualized revenue run rate of $100 million by the end of 2024, driven by scaling operations, expanding revenue streams, and integrating new agents and technologies. We expect to achieve profitability in 2025, supported by disciplined cost management, enhanced technology offerings, and continued focus on agent success and customer satisfaction,” concluded Mr. La Rosa.

The closings of the acquisitions mentioned in this press release are subject to, and contingent upon, the parties entering into their respective definitive agreements. There can be no assurances that these acquisitions will be consummated.

Financial Results

Total revenue for the third quarter ended September 30, 2024, was $19.6 million compared to $6.8 million for the third quarter ended September 30, 2023. Residential real estate services revenue increased $12.6 million to $16.5 million, or 328%, in the third quarter ended September 30, 2024, from $3.8 million for the third quarter ended September 30, 2023. The increase was driven by $12.2 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023 and the seven acquisitions completed in the first nine months of fiscal year 2024. We increased our transaction fee, monthly agent fee, and annual fee effective September 1, 2023, which, if volume returns to 2023 levels, real estate brokerage services revenue, excluding incremental acquisition revenue, will increase in 2024. Selling, general and administrative costs, excluding stock-based compensation, for the third quarter ended September 30, 2024, were approximately $3.0 million, compared to $988 thousand for the third quarter ended September 30, 2023. A portion of this increase was driven by $1.1 million of additional costs from the thirteen acquisitions we completed since the Company’s initial public offering (IPO) in October 2023 in addition to increased payroll and benefits, insurance and training, and public company costs in connection with the IPO, compared to the same period in 2023. Net loss was $3.4 million, or $(0.21) basic and diluted loss per share, for the third quarter ended September 30, 2024, compared to net loss of $344 thousand, or $(0.06) basic and diluted loss per share, for the third quarter ended September 30, 2023.

Total revenue for the nine months ended September 30, 2024, was $51.7 million compared to $20.3 million for nine months ended September 30, 2023. Residential real estate services revenue increased $30.7 million to $42.6 million, or 259%, in the nine months ended September 30, 2024, from $11.9 million for the nine months ended September 30, 2023. The increase was driven by $32 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023 and the seven acquisitions completed in the first nine months of fiscal year 2024. Selling, general and administrative costs, excluding stock-based compensation, for the nine months ended September 30, 2024, were $8.5 million, compared to $2.9 million for the nine months ended September 30, 2023. A portion of this increase was driven by $1.9 million of additional costs from the thirteen acquisitions we completed since the Company’s IPO in October 2023 in addition to increased payroll and benefits, insurance and training, and public company costs in connection with the IPO, compared to the same period in 2023. Net loss was $10.5 million, or $(0.70) basic and diluted loss per share, for the nine months ended September 30, 2024, compared to net loss of $1.7 million, or $(0.29) basic and diluted loss per share, for the nine months ended September 30, 2023.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 24 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia, and Puerto Rico. The Company also has 9 La Rosa Realty franchised real estate brokerage offices and branches and 3 affiliated real estate brokerage offices, all within the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Current assets:
Cash	$1,811,608	$959,604
Restricted cash	2,148,148	1,484,223
Accounts receivable, net of allowance for credit losses of $165,554 and $83,456, respectively	817,391	826,424
Other current assets	1,188	—
Total current assets	4,778,335	3,270,251

Noncurrent assets:
Property and equipment, net	17,739	14,893
Right-of-use asset, net	1,088,759	687,570
Intangible assets, net	5,673,222	4,632,449
Goodwill	8,102,089	5,702,612
Other long-term assets	26,853	21,270
Total noncurrent assets	14,908,662	11,058,794
Total assets	$19,686,997	$14,329,045
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,093,563	$1,147,073
Accrued expenses	729,043	227,574
Contract liabilities	72,365	—
Line of credit	75,697	—
Derivative liability	50,040	—
Advances on future receipts	262,263	77,042
Accrued acquisition cash consideration	341,404	300,000
Notes payable, current	2,095,692	4,400
Lease liability, current	526,609	340,566
Total current liabilities	6,246,676	2,096,655

Noncurrent liabilities:
Note payable, net of current	643,734	615,127
Security deposits payable	1,821,582	1,484,223
Lease liability, noncurrent	581,622	363,029
Other liabilities	2,950	2,950
Total non-current liabilities	3,049,888	2,465,329
Total liabilities	9,296,564	4,561,984

Stockholders’ equity:
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 18,560,199 and 13,406,480 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1,856	1,341
Additional paid-in capital	26,433,290	18,016,400
Accumulated deficit	(21,478,792)	(12,107,756)
Total stockholders’ equity – La Rosa Holdings Corp. shareholders	4,956,354	5,909,985
Noncontrolling interest in subsidiaries	5,434,079	3,857,076
Total stockholders’ equity	10,390,433	9,767,061
Total liabilities and stockholders’ equity	$19,686,997	$14,329,045

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$19,593,036	$6,792,250	$51,733,355	$20,320,606

Cost of revenue	17,957,130	6,216,751	47,349,141	18,450,162

Gross profit	1,635,906	575,499	4,384,214	1,870,444

Operating expenses:
Sales and marketing	246,369	49,277	691,704	242,548
General and administrative	2,747,616	938,634	7,809,627	2,672,372
Stock-based compensation — general and administrative	389,711	5,041	4,054,821	79,341
Total operating expenses	3,383,696	992,952	12,556,152	2,994,261

Loss from operations	(1,747,790)	(417,453)	(8,171,938)	(1,123,817)
Other income (expense)
Interest expense, net	(98,566)	(6,966)	(197,425)	(147,505)
Loss on extinguishment of debt	(722,729)	—	(722,729)	—
Amortization of debt discount	(135,185)	(207,887)	(455,289)	(882,781)
Change in fair value of derivative liability	307,098	10,201	218,998	138,985
Other income, net	4,544	278,266	4,544	278,834
Net loss	(2,392,628)	(343,839)	(9,323,839)	(1,736,284)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	59,540	—	47,197	—
Net loss after noncontrolling interest in subsidiaries	(2,452,168)	(343,839)	(9,371,036)	(1,736,284)
Less: Deemed dividend	920,038	—	1,150,706	—
Net loss attributable to common stockholders	$(3,372,206)	$(343,839)	$(10,521,742)	$(1,736,284)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(0.21)	$(0.06)	$(0.70)	$(0.29)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	16,358,452	6,180,633	14,970,099	6,063,056

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